Exhibit 5.1

Dale E. Short — (310) 789-1259 — dshort@troygould.com	File No. 01855-0001

January 30, 2014

CytRx Corporation

11726 San Vicente Boulevard

Suite 650

Los Angeles, California 90049

Ladies and Gentlemen:

We have acted as counsel to CytRx Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “462 Registration Statement”) to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on or about the date of this opinion letter, covering the offering of an aggregate of up to an additional $14,825,000 of shares (the “Additional Shares”) of common stock, par value $.001 per share, of the Company. The 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form S-3 (File No. 333-185308) (together with the 462 Registration Statement, the “Registration Statement”), including the prospectus contained therein (the “Prospectus”), and the exhibits thereto, that was filed with the Commission on December 6, 2012 and declared effective on December 21, 2012. This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K and Rule 462(b).

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Additional Shares. As such, we have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the minutes of meetings and actions of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and the By-Laws of the Company, each as amended or restated to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

The opinion expressed below is limited to the federal laws of the United States and the Delaware General Corporation Law, or DGCL, including the reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, we are of the opinion that the Additional Shares have been duly authorized for issuance and, when the Additional Shares are issued and paid for in accordance with the terms and conditions of an underwriting agreement or similar agreement, the Additional Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC